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                                                    REGISTRATION NO. 333-182796
                                                     REGISTRATION NO. 811-22651
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM N-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933                [X]
                       POST-EFFECTIVE AMENDMENT NO.7               [X]
                                   AND/OR
                           REGISTRATION STATEMENT
                                   UNDER
                     THE INVESTMENT COMPANY ACT OF 1940            [X]
                              AMENDMENT NO.68                      [X]
                       (CHECK APPROPRIATE BOX OR BOXES)

                               -----------------

                            SEPARATE ACCOUNT NO. 70
                                      OF
                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          (EXACT NAME OF REGISTRANT)

                               -----------------

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                              (NAME OF DEPOSITOR)

             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104 (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)
       DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 554-1234

                               -----------------

                                  SHANE DALY
                 VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                     AXA EQUITABLE LIFE INSURANCE COMPANY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                               -----------------

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

================================================================================

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                                     NOTE

This Post-Effective Amendment No. 7 ("PEA") to the Form N-4 Registration Statement No. 333-182796 ("Registration Statement") of AXA Equitable Life Insurance Company ("AXA Equitable") and its Separate Account No. 70 is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this PEA consists only of a facing page, this explanatory note and Item 24(b)(10)(a) of Part C of the Registration Statement on Form N-4 setting forth the exhibits to the Registration Statement. This PEA does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this PEA shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

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                                    PART C

                               OTHER INFORMATION

Item 24. The PEA does not amend or delete the currently effective Prospectuses or Statement of Additional Information or supplements to the Prospectuses, or any other part of the Registration Statement except as specifically noted herein. (Parts A, B and C of Post Effective Amendment Nos. 5 and 6 to the Form N-4 Registration Statement (File No. 333-182796), filed with the Commission on April 19, 2017 and on December 21, 2017, respectively, are incorporated by reference.)

         (b)    Exhibits.

                The following exhibits correspond to those required by paragraph (b) of item 24 as to exhibits in Form N-4:

         10.    Other Opinions.

                (a)    Consent of PricewaterhouseCoopers LLP filed herewith.

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                                  SIGNATURES

       As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on this 11th day of April, 2018.

                              SEPARATE ACCOUNT 70 OF
                              AXA EQUITABLE LIFE INSURANCE COMPANY
                              (Registrant)

                              By:  AXA Equitable Life Insurance Company
                                   (Depositor)

                              By:  /s/ Shane Daly
                                   ---------------------------------------------
                                   Shane Daly
                                   Vice President and Associate General Counsel
                                   AXA Equitable Life Insurance Company

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                                  SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 11th day of April, 2018.

                           AXA EQUITABLE LIFE INSURANCE COMPANY
                                          (Depositor)

                           By:  /s/ Shane Daly
                                ------------------------------------------------
                                Shane Daly
                                Vice President and Associate General Counsel
                                AXA Equitable Life Insurance Company

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson                            Chairman of the Board, Chief
                                         Executive Officer, Director and
                                         President

PRINCIPAL FINANCIAL OFFICER:

*Anders B. Malmstrom                     Senior Executive Director and Chief
                                         Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*Andrea M. Nitzan                        Executive Director, Chief Accounting
                                         Officer and Controller

*DIRECTORS:

Thomas Buberl              Mark Pearson
Barbara Fallon-Walsh       Bertram Scott
Daniel G. Kaye             George Stansfield
Ramon de Oliveira          Richard C. Vaughan
Kristi A. Matus

*By:  /s/ Shane Daly
      --------------------------
      Shane Daly
      Attorney-in-Fact
      April 11, 2018

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                                 EXHIBIT INDEX

EXHIBIT NO.                                                       TAG VALUE
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  10(a)      Consent of PricewaterhouseCoopers LLP                EX-99.10a